Exhibit 10.1

                          TTI HOLDINGS OF AMERICA, CORP
                         545 Madison Avenue - 6th floor
                            New York, New York 10022
                                 (212) 759 8899

October 31, 2001

Andrew B. Mazzone
513 Dryden Street
Westbury, NY 11590

Dear Andy:

This letter agreement confirms the terms and conditions upon which you and TTI Holdings of America, Corp. ("TTI") agree with regard to the termination of your employment by TTI as a result of the recent organizational assessment and restructuring.

1. You shall resign as Chief Executive Officer and President of TTI effective November 1, 2001. You will remain on the Board of Directors as its Chairman, standing for re-election at TTI's next annual meeting.

2. TTI agrees to transfer to you 200,000 shares of its Common Stock, $.0001 par value per share, in consideration of you contributing to TTI your claim for $41,000, representing the cash advances you have made from time to time to TTI and still outstanding. The shares shall bear a "restrictive legend" in accordance with Regulation D under the Securities Act of 1933, as amended and may not be offered, transferred or sold absent an effective registration statement under such Act or an exemption thereto.

3. You hereby release and forever discharge TTI from any and all claims, demands, damages, debts, liabilities, obligations, liens and causes of action of every kind and nature whatever, whether known or unknown, which you now have or at any time heretofore ever had against TTI, including but not limited to those which are in any way related to your employment with TTI or the termination of that employment, and you agree not to initiate any claim, demand, or cause of action, legal or otherwise, against the TTI, or any other employee, officer, director, agent or representative of TTI . You also agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and any other federal, state or local law dealing with discrimination on any basis, including sex, race, national origin, veteran status, marital status, religion, disability, or age. If you violate this release by suing TTI, or those associated with TTI, you agree that you will pay all costs and expenses of defending the suit incurred by TTI or those associated with TTI, including reasonable attorneys' fees.

4. You are advised to, and have consulted with, an attorney of your choice at your expense before signing this Agreement and release.

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5. The terms of this  Agreement  are  confidential  and should not be  disclosed other than to your lawyer or as required by law. TTI has the right to disclose this Agreement in accordance with its responsibilities as a publicly trading company.

6. The failure of a party to this Agreement to insist upon strict adherence to any of the terms of this Agreement on any occasion will not be considered a waiver, or deprive that party of the right thereafter to insist upon strict adherence to that term of this Agreement. Any waiver must be in writing.

7. This Agreement, the rights of the parties in, under and to the Agreement and any dispute or action relating to this Agreement (whether in contract, tort or otherwise) will be governed by, construed and enforced in accordance with the laws of New York applicable to agreements made and performed entirely in that State. Any legal actions, suits or proceedings arising out of this Agreement (whether arising in contract, tort or otherwise), will be brought exclusively in a federal or state court located in the State of New York having jurisdiction of those courts with respect to any legal actions, suits or proceeding (whether arising in contract, tort or otherwise) arising out of this Agreement. In the event of any legal action, suit or proceeding, the parties wave their right to a jury trial.

8. This Agreement represents the entire understanding between us and supercede and cancels any and all prior negotiations, undertakings and agreements between us, whether written or oral, with respect to the subject matter of the Agreement and release. This Agreement may be amended, modified, waived or terminated only by a written instrument signed by both parties to this Agreement.

9. This Agreement will inure to be the benefit of and will be binding upon each of us and our respective successors, permitted transferees and assigns.

10. Each of us will take or perform such actions as reasonable requested by the other party, including the execution of any additional documents, in order to carry out the intent of, and to facilitate and effectuate the actions contemplated by this Agreement.


                                                   Very truly yours,

                                                   TTI Holdings of America Corp.


                                                   By: /s/ Andrew B. Mazzone
                                                       -------------------------

Accepted and Agreed
This 31st day of October, 2001


 /s/ Andrew B. Mazzone
----------------------
Andrew B. Mazzone